Exhibit 99.1

Tecnoglass Reports Record First Quarter 2021 Results

- Strong Demand Drove Single-Family Residential Revenues Up 71% Year-Over-Year, with 19% Growth in Commercial Revenues -

- Total Revenues Increase 27.0% Year-Over-Year to $110.9 Million, with 27.9% Growth in the U.S. -

- Operational and Structural Advantages Produce Record Gross Margin of 40.7%, Up 590 Basis Points -

- Net Profit of $8.2 Million, Inclusive of One-Time Extinguishment of Debt Costs; Adjusted Net Income1 of $16.8 Million, or $0.35 Per Diluted Share -

- Record Adjusted EBITDA1 of $33.5 Million or 30.2% of Sales, Up 64.8% Year-Over-Year -

- Record Cash Flow From Operations of $29.0 Million, Marking 4 Straight Quarters of Exceptional Cash Generation and Supporting Further Leverage Reduction to 1.4x Net Debt to Adjusted EBITDA1 -

- Completes Debt Refinancing with Repayment of Senior Notes, Resulting in Estimated Annual Cash Interest Expense Savings of $11 Million -

- Backlog Expands to a Record $552 Million, Up 1.1% Year-Over-Year -

- Raises Full Year 2021 Growth Outlook to Adjusted EBITDA1 of $115 Million to $125 Million on Total Revenues of $420 Million to $435 Million -

BARRANQUILLA, Colombia – May 7, 2021 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the first quarter ended March 31, 2021.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “I am extremely proud of our outstanding performance so far in 2021 and I have never been more optimistic about the future for Tecnoglass. We delivered record first quarter results across nearly all of our key operating metrics including total revenues, gross profit, operating profit, adjusted EBITDA1 and operating cash flow. This success was largely driven by the continued positive reception of our single family residential products, allowing for additional market share gains. Furthermore, our vertically integrated architectural glass platform and prior automation investments continue to deliver significant structural advantages amid tight labor and material availability impacting our industry. We are optimally positioned to efficiently control our supply chain, manufacture products with shorter lead times and best serve customers in what we expect to be a year of significant growth in demand. Moving forward, we remain confident in our ability to maintain our industry leading margins and gain additional share in the quarters ahead.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “In the first quarter, we were thrilled to see the positive momentum continue in our business as we reported a sharp acceleration of growth. Encouraging trends in housing starts and de-urbanization combined with our efforts to expand our customer relationships are all supporting the growth of our single-family residential revenue, which increased over 70% year-over-year. Additionally, we are pleased to see our large scale projects resuming activity, in line with improving fundamentals and the ABI index climbing higher into expansion territory for the second consecutive month in March. Looking ahead, our momentum has continued into April and May as new business wins and record levels of backlog leave us well positioned for further value creation.”

First Quarter 2021 Results

Total revenues for the first quarter of 2021 increased 27.0% to $110.9 million, compared to $87.3 million in the prior year quarter. U.S. revenues of $100.8 million, which represented 91% of total revenues, grew 27.9% compared to $78.8 million in the prior year quarter, driven by strong growth in residential activity, recovering commercial construction activity, and market share gains. Colombia revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos but indexed to the U.S. Dollar, was $7.7 million, an increase of 18.4% compared to $6.5 million in the prior year quarter. Changes in foreign currency exchange rates had a negligible impact on Colombia and total revenues in the quarter.

Gross profit for the first quarter of 2021 grew 48.4% to $45.1 million, representing a 40.7% gross margin, compared to gross profit of $30.4 million, representing a 34.9% gross margin in the prior year quarter. The 590 basis point improvement in gross margin mainly reflected a higher mix of revenue from manufacturing versus installation activity as Tecnoglass increased its mix of single family residential products, and included a full quarter of greater operating efficiencies from prior automation initiatives. Selling, general and administrative expense (“SG&A”) was $19.8 million compared to $17.3 million in the prior year quarter, primarily attributable to higher variable expenses related to ground and marine transportation. As a percent of total revenues, SG&A was 17.8% compared to 19.8% in the prior year quarter, primarily due to higher sales and better operating leverage on personnel, professional fees and other fixed expenses.

Net income was $8.2 million, or $0.17 per diluted share, in the first quarter of 2021 compared to net loss of $18.8 million, or $0.40 loss per diluted share, in the prior year quarter, including an after-tax non-cash foreign exchange transaction cost of $0.05 million in the first quarter of 2021 and a $32.5 million loss in the first quarter of 2020. As previously disclosed, these non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency. Additionally, during the quarter, Tecnoglass recorded a one-time $8.6 million call option payment and a $2.5 million non-cash extinguishment of debt charge related to the retirement of its senior notes.

Adjusted net income1 was $16.8 million, or $0.35 per diluted share, in the first quarter of 2021 compared to adjusted net income of $4.5 million, or $0.10 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 64.8% to $33.5 million, or 30.2% of total revenues in the first quarter of 2021, compared to $20.3 million, or 23.3% of total revenues, in the prior year quarter. The improvement was driven by higher sales and a stronger gross margin. Adjusted EBITDA1 in the first quarter 2021 included $0.8 million in contribution from the Company’s joint venture with Saint-Gobain, compared to $1.0 million in the prior year quarter.

Dividend

The Company declared a quarterly cash dividend of $0.0275 per share for the first quarter of 2021, which was paid on April 30, 2021 to shareholders of record as of the close of business on March 31, 2021.

Balance Sheet & Liquidity

The Company ended the first quarter of 2021 with cash and cash equivalents of $85.2 million compared to $36.8 million in the prior year quarter. Cash provided by operating activities of $29.0 million improved by $28.4 million compared to the prior year quarter, attributable to higher profitability as well as more efficient inventory and working capital management.

In the first quarter of 2021, the Company redeemed in full its $210 million unsecured senior notes, which bore interest at a rate of 8.2%, following the step down in redemption price at the end of January 2021. The $8.6 million call option was fully paid in January alongside with the redemption of the notes. Giving effect to the redemption of the senior notes, annualized savings on cash interest expense are expected to approximate $11 million annually. Interest expense in the first quarter 2021 declined by 38% year-over-year reflecting a partial quarter of lower borrowings costs following the redemption of the senior notes. On a pro forma basis giving effect to the pay down of the unsecured senior notes, the Company had total liquidity of approximately $145.2 million, including cash of $85.2 million and availability under its revolving credit facilities of $60 million.

Subsequent to the end of the first quarter and based on Tecnoglass’ leverage ratio as of March 31, 2021, the interest rate spread on the Company’s $300 million Senior Secured Credit Facility decreased 50 basis points to a spread of 2.50% in April 2021. Given the Company’s continued growth in adjusted EBITDA1 and strong cash generation, debt leverage continues to trend lower and now stands at 1.4x LTM net debt to adjusted EBITDA1.

Full Year 2021 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “We are increasing our full year outlook for 2021 total revenues and adjusted EBITDA1 growth to reflect Tecnoglass’ exceptional start to 2021, including strong demand into April and May and solid share gains. We now expect full year 2021 total revenues to grow to a range of $420 million to $435 million, primarily driven by strengthening U.S. demand. In addition, we now anticipate full year adjusted EBITDA1 to grow to a range of $115 million to $125 million, implying growth of approximately 23% at the midpoint, and margin expansion. Our vertically integrated business model is providing us with significant competitive advantages, including the ability to actively manage costs and provide exceptional delivery lead times which should allow us to deliver above market growth in the quarters ahead. As we look to the remainder of the year, we are preparing Tecnoglass to accommodate significant demand beyond our current outlook. We are firmly on track to deliver exceptional results and continue our record of strong cash flow generation for the full year 2021.”

Webcast and Conference Call

Management will host a webcast and conference call on Friday, May 7, 2021 at 10:00 a.m. eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. Due to potential extended wait times to access the conference call via dial-in, the Company encourages use of the webcast. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-705-6003 (domestic) or 1-201-493-6725 (international). Upon dialing in, please request to join the Tecnoglass First Quarter 2021 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13718684 .

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 2.7 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$85,160	$66,899
Investments	2,235	2,387
Trade accounts receivable, net	90,033	88,368
Due from related parties	7,420	8,574
Inventories	71,317	80,742
Contract assets – current portion	23,530	26,288
Other current assets	13,537	13,545
Total current assets	$293,232	$286,803
Long-term assets:
Property, plant and equipment, net	$141,967	$152,266
Deferred income taxes	1,989	268
Contract assets – non-current	11,023	10,228
Due from related parties - long term	121	484
Long-term trade accounts receivable	3,435	2,985
Intangible assets	4,713	5,112
Goodwill	23,561	23,561
Long-term investments	48,626	47,535
Other long-term assets	3,942	2,783
Total long-term assets	239,377	245,222
Total assets	$532,609	$532,025
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$13,748	$1,764
Trade accounts payable and accrued expenses	44,969	42,178
Accrued interest expense	6	7,175
Due to related parties	4,333	4,750
Dividends payable	1,352	1,352
Contract liability – current portion	29,287	24,694
Other current liabilities	9,778	9,630
Total current liabilities	$103,473	$91,543
Long-term liabilities:
Deferred income taxes	$1,735	$3,170
Long-term liabilities from related parties	651	645
Contract liability – non-current	999	977
Long-term debt	221,635	222,722
Total long-term liabilities	225,020	227,514
Total liabilities	$328,493	$319,057
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,674,773 and 47,674,773 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	5	5
Legal Reserves	2,273	2,273
Additional paid-in capital	219,290	219,290
Retained earnings	41,181	34,326
Accumulated other comprehensive (loss)	(59,305)	(43,512)
Shareholders’ equity attributable to controlling interest	203,444	212,382
Shareholders’ equity attributable to non-controlling interest	672	586
Total shareholders’ equity	204,116	212,968
Total liabilities and shareholders’ equity	$532,609	$532,025

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended
	March 31,
	2021	2020
Operating revenues:
External customers	$110,259	$86,106
Related parties	621	1,192
Total operating revenues	110,880	87,298
Cost of sales	65,737	56,871
Gross profit	45,143	30,427
Operating expenses:
Selling expense	(11,081)	(9,668)
General and administrative expense	(8,669)	(7,610)
Total operating expenses	(19,750)	(17,278)
Operating income	25,393	13,149
Non-operating income (expenses), net	159	(101)
Equity method income	1,091	260
Foreign currency transactions losses	(45)	(32,466)
Loss on extinguishment of debt	(11,147)	-
Interest expense and deferred cost of financing	(3,522)	(5,643)
Income (loss) before taxes	11,929	(24,801)
Income tax (provision) benefit	(3,677)	6,133
Net income (loss)	$8,252	$(18,668)
Income attributable to non-controlling interest	(86)	(98)
Income (Loss) attributable to parent	$8,166	$(18,766)
Comprehensive income:
Net income (loss)	$8,252	$(18,668)
Foreign currency translation adjustments	(15,635)	(19,288)
Change in fair value derivative contracts	(159)	(4,065)
Total comprehensive income	$(7,542)	$(42,021)
Comprehensive income attributable to non-controlling interest	(86)	(98)
Total comprehensive income (loss) attributable to parent	$(7,628)	$(42,119)
Basic income (loss) per share	$0.17	$(0.40)
Diluted income (loss) per share	$0.17	$(0.40)
Basic weighted average common shares outstanding	47,674,773	46,117,631
Diluted weighted average common shares outstanding	47,674,773	46,117,631

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$8,252	$(18,668)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Allowance for bad debts	537	368
Depreciation and amortization	5,289	5,241
Deferred income taxes	704	(9,031)
Equity method income	(1,091)	(260)
Deferred cost of financing	255	440
Other non-cash adjustments	(3)	40
Debt extinguishment	2,333	-
Unrealized currency translation losses	2,411	37,533
Changes in operating assets and liabilities:
Trade accounts receivables	(3,419)	664
Inventories	2,564	(2,848)
Prepaid expenses	(592)	69
Other assets	(3,933)	(4,940)
Trade accounts payable and accrued expenses	12,911	(6,274)
Accrued interest expense	(7,169)	(4,546)
Taxes payable	1,699	3,113
Labor liabilities	(559)	(1,270)
Contract assets and liabilities	7,849	2,352
Related parties	926	(1,435)
CASH PROVIDED BY OPERATING ACTIVITIES	$28,964	$548

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	-	193
Purchase of investments	(42)	(137)
Acquisition of property and equipment	(5,696)	(6,469)
CASH USED IN INVESTING ACTIVITIES	$(5,738)	$(6,413)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(1,311)	-
Debt extinguishment - Call Premium	(8,610)	-
Deferred financing transaction costs	(89)	-
Proceeds from debt	221,118	14,353
Repayments of debt	(213,180)	(15,073)
CASH USED IN FINANCING ACTIVITIES	$(2,072)	$(720)

Effect of exchange rate changes on cash and cash equivalents	$(2,893)	$(4,453)

NET INCREASE (DECREASE) IN CASH	18,261	(11,038)
CASH - Beginning of period	66,899	47,862
CASH - End of period	$85,160	$36,824

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$10,268	$9,282
Income Tax	$2,507	$1,986

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$745	$991

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	Mar 31,			Mar 31,
	2021	2020	% Change	2021	2020	% Change
Revenues by Region
United States	100,807	78,798	27,9%	363,476	354,820	2,4%
Colombia	7,665	6,472	18,4%	24,495	45,783	-46,5%
Other Countries	2,407	2,028	18,7%	10,534	10,441	0,9%
Total Revenues by Region	110,880	87,298	27,0%	398,505	411,043	-3,1%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	Mar 31,
	2021	2020	% Change

Total Revenues with Foreign Currency Held Neutral	$110,917	$87,298	27,1%
Impact of changes in foreign currency	(37)	-	(0,0%)
Total Revenues, as Reported	$110,880	$87,298	27,0%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Twelve months ended
	Mar 31,		Mar 31,
	2021	2020	2021	2020

Net (loss) income	8,252	(18,668)	51,105	(1,730)
Less: Income (loss) attributable to non-controlling interest	(86)	(98)	37	161
(Loss) Income attributable to parent	8,166	(18,766)	51,142	(1,569)
Foreign currency transactions losses (gains)	45	32,466	(23,783)	36,725
Deferred cost of financing	255	440	1,713	1,671
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1,026	895	4,224	5,501
Extinguishment of debt - Call Option Premium	8,610	-	8,610	-
Extinguishment of debt - Deferred Costs	2,537	-	2,537	-
Joint Venture VA (Saint Gobain) adjustments	79	372	1,650	1,709
Change in FV of Hedging Derivatives	(185)		1,809
Tax impact of adjustments at statutory rate	(3,710)	(10,935)	1,284	(14,594)
Adjusted net (loss) income	16,823	4,472	49,186	29,443

Basic income (loss) per share	0,17	(0,40)	1,10	(0,04)
Diluted income (loss) per share	0,17	(0,40)	1,10	(0,04)

Diluted Adjusted net income (loss) per share	0,35	0,10	1,06	0,66

Diluted Weighted Average Common Shares Outstanding in thousands	47,675	46,118	46,398	44,464
Basic weighted average common shares outstanding in thousands	47,675	46,118	46,398	44,464
Diluted weighted average common shares outstanding in thousands	47,675	46,118	46,398	44,464

	Three months ended		Twelve months ended
	Mar 31,		Mar 31,
	2021	2020	2021	2020

Net (loss) income	8,252	(18,668)	51,105	(1,730)
Less: Income (loss) attributable to non-controlling interest	(86)	(98)	37	161
(Loss) Income attributable to parent	8,166	(18,766)	51,142	(1,569)
Interest expense and deferred cost of financing	3,522	5,643	19,550	22,862
Income tax (benefit) provision	3,677	(6,133)	22,811	1,916
Depreciation & amortization	5,289	5,241	20,638	22,135
Foreign currency transactions losses (gains)	45	32,466	(23,783)	36,725
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1,026	895	4,224	5,501
Extinguishment of debt - Call Option Premium	8,610	-	8,610	-
Extinguishment of debt - Deferred Costs	2,537	-	2,537	-
Joint Venture VA (Saint Gobain) EBITDA adjustments	838	999	3,415	4,047
Change in FV of Hedging Derivatives	(185)	-	1,809	-
Adjusted EBITDA	33,525	20,345	110,953	91,617